Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations:
Mel Stephens
(248) 447-1624

Media:
Andrea Puchalsky
(248) 447-1651
Lear Announces Expiration and Results of Tender Offer and
Consent Solicitation for Zero-Coupon Convertible Notes due 2022
          Southfield, Mich., June 14, 2006 — Lear Corporation [NYSE: LEA] announced today the expiration and final results of its cash tender offer and consent solicitation with respect to its outstanding Zero-Coupon Convertible Senior Notes due 2022. The tender offer expired at midnight (Eastern time) on June 13, 2006.
          As of June 14, 2006, Lear accepted for payment and paid for notes from holders of 91% of the outstanding notes pursuant to Lear’s Offer to Purchase dated May 16, 2006, as amended, and the related Consent and Letter of Transmittal. In exchange for each $1,000 principal amount at maturity of notes validly tendered and accepted for payment, holders of the notes received $475 in cash. Lear paid the aggregate purchase price of $276.8 million for the tendered notes with funds on deposit in a cash collateral account created in connection with its primary credit facility. As a result of receiving consents from holders of more than a majority in aggregate principal amount at maturity of the notes, Lear executed a supplemental indenture relating to the indenture governing the notes. The supplemental indenture eliminated the covenants and related provisions in the indenture that restricted Lear’s ability to incur liens and enter into sale lease-back transactions.
          This press release is for informational purposes only and is not an offer to purchase, nor a solicitation of an offer to sell, any securities. Holders of the convertible notes and investors may obtain a free copy of Lear’s Tender Offer Statement on Schedule TO, as amended, and other documents that Lear has filed with the Securities and Exchange Commission relating to the tender offer and consent solicitation at the Securities and Exchange Commission’s web site at www.sec.gov. These materials contain important information regarding Lear and the tender offer.
          Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion, Lear ranks #127 among the Fortune 500. Lear’s world-class products are designed, engineered and manufactured by a diverse team of 115,000 employees at 282 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.